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                                                                   EXHIBIT 23.03

                   CONSENT OF DEUTSCHE BANK SECURITIES, INC.

    We hereby consent to (i) the inclusion of our opinion letter, dated
December 18, 1999, to the Board of Directors of Maker Communications, Inc. as Appendix B to the proxy statement/prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such proxy statement/prospectus under the captions entitled "SUMMARY--Fairness Opinion of Financial Advisor to Maker", "THE MERGER--Background of the Merger", "THE MERGER--Maker's Reasons for the Merger; Recommendation of the Maker Board" and "THE MERGER--Opinion of Deutsche Bank, Financial Advisor to Maker". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          DEUTSCHE BANK SECURITIES, INC.
                                          By:    /s/ Robert V. A. Benner, Jr.
                                              ----------------------------------
                                              Name: Robert V. A. Benner, Jr.
                                              Title: Managing Director

                                          Deutsche Bank Securities, Inc.
                                          Boston, Massachusetts
                                          February 2, 2000